Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Bryan H. Fairbanks
President and CEO 540-542-6300

Lynn Morgen/Viktoriia Nakhla
AdvisIRy Partners
212-750-5800

Trex Company Mourns the Passing of Board Member Michael F. Golden

WINCHESTER, VA. — June 7, 2023 — Trex Company, Inc. (NYSE:TREX), is deeply saddened to announce the passing of Michael F. Golden, the Company’s Lead Independent Director. Named to the Trex Board in 2013, Mr. Golden served the Company for more than a decade as a strong contributor and supporter of the Trex Company’s growth through product launches, the expansion of the Company’s sales force, retail support and expanded market reach. Prior to joining the Trex Board, Mr. Golden was President and Chief Executive Officer of Smith & Wesson Holding Corporation from 2004 until 2011, where he then served as Vice Chairman of the Board until his passing. Prior to joining Smith & Wesson as CEO, Mr. Golden held executive positions with the Kohler Co., Stanley Works Company, and Black & Decker Corporation.

“Mike has been an important contributor to the success of the Trex Company, sharing his expertise in developing strong brands, introducing high quality products, and expanding market reach. On both a professional and personal level, we will miss him greatly,” said James E. Cline, Chairman.

“We have been fortunate in having Mike Golden as a board member both for his insight and for the energy and commitment he brought to the Trex Company. His legacy will continue to positively impact Trex for years to come. We offer our deepest condolences to his family on the loss of an outstanding person,” said Bryan H. Fairbanks, President and Chief Executive Officer.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing – all proudly manufactured in the U.S.A. – and a leader in high performance, low-maintenance outdoor living products.